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                                                                       EXHIBIT 4

         THIS CONSULTING SERVICES AGREEMENT MADE WITH EFFECT AS OF THE 29TH DAY OF JULY, 1999.

B E T W E E N:

                             NICOLLETT PROCCESS ENGINEERING, INC.
                             420 North Fifth Street
                             Suite 1040
                             Minneapolis, Minnesota
                             USA 55401


                             Attention: President

                             Telephone: (612) 339-7958
                             Telefax:   (612) 339-6027

                             (hereinafter called the "Customer")

                                                             OF THE FIRST PART;

                             - AND -

                             TECHINSPIRATIONS, INC.,
                             a Nevada corporation having its business office at:
                             2665 South Bayshore Drive
                             Suite PH2B
                             Coconut Grove, Florida
                             USA 33133

                             Attention:    Manuel Pietra

                             Telephone:    (305) 913-3300
                             Telecopier:   (305) 913-3306

                             (hereinafter called the "Consultant")

                                                             OF THE SECOND PART.



RECITALS:

1. The Customer is engaged in the business of supplying process control hardware and software facilities to the plastics industries;

2. The Consultant has expertise in the area of information processing technology, and in the areas of sales, marketing, and financing in the information processing industry market;

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3.       The Consultant was instrumental in procuring debt and equity financing for the Customer; and

4. The Customer wishes to retain the Consultant to provide to the Customer on a standby fee basis the review and advisory services more particularly set out in this agreement.

         NOW THEREFORE in consideration of the premises herein contained and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto agree as follows:


                    ARTICLE 1 - GENERAL TERMS OF APPOINTMENT

1.1      APPOINTMENT

         Subject to the provisions of this Agreement, the Customer hereby appoints the Consultant to carry out the duties specified in this agreement with the powers and authority set out herein, until this Agreement is terminated in accordance with Section 8.1 hereof, and the Consultant hereby accepts such appointment in accordance with the terms of this Agreement

1.2      DELEGATION

         In fulfilling its duties set out in this Agreement, the Consultant may assign or delegate from time to time and at any time any or all of the obligations of the Consultant under this Agreement to any person or entity as the Consultant, in its discretion, deems appropriate to fulfill such function (collectively, the "Sub-Agents"); provided however:

         (a) such assignment or delegation shall contain, with respect to the assigned obligations, such rights, obligations, and indemnities of the Sub-Agent (the "Transferred Obligations") as are equivalent to those of the Consultant hereunder; and

         (b) in all such cases, the Consultant shall retain ultimate responsibility hereunder for the performance of the Transferred Obligations.

         The Consultant agrees with the Customer that in the event that the Consultant elects to assign or delegate to any Sub-Agent any or all of the tasks of the Consultant hereunder, the Consultant shall ensure that its agreements with each such Sub-Agent contain terms and conditions incorporating the Transferred Obligations.

1.3      FURTHER ASSURANCES

         The Consultant shall have all of the power and authority necessary for, appropriate or incidental to, the carrying out of its duties hereunder and each of the parties agrees to do or cause to be done all such further acts or things as may be necessary to more fully and effectually implement the full nature and intent of this Agreement.

1.4      INDEPENDENT CONTRACTORS

         It is acknowledged that this Agreement is a contract for services and that the Customer and the Consultant are independent contractors and in no event shall any of the Consultant, or any Sub-Agent on the one hand, and the Customer on the other, or any officer, director or

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         employee of any of the foregoing be deemed, by virtue of this
         Agreement, to be an employee of the Customer, nor have the authority to take action on behalf of the Customer other than as specifically set out in this Agreement.

1.5      CONSULTANT'S BASIC COVENANTS

         The Consultant shall devote as much time as may reasonably be required to ensure that the Consultant performs its obligations hereunder. The Consultant shall maintain its corporate existence in good standing and maintain all requisite authorities, registrations, licenses and permits necessary to provide the service contributed herein. The Consultant will exercise its powers and discharge its duties under this Agreement honestly, in good faith and in the best interests of the Customer, all in a manner consistent with the provisions of this Agreement.

1.6      CUSTOMER'S BASIC COVENANTS

         The Customer shall maintain its corporate existence in good standing and maintain all requisite authorities, registrations, licenses and permits as may be necessary to engage the Consultant to provide the services contributed hereunder for so long as this Agreement is in effect. The Customer represents and warrants that it has full power and authority to enter into this Agreement; that this Agreement has been duly authorized, executed and delivered by it.

1.7      CONFIDENTIALITY

         Both parties to this Agreement agree to hold confidential all confidential information received by that party from and regarding the other party unless such information or advice is required to be disclosed by law. Each party agrees not to use the other parties confidential or proprietary information, except in performing its duties under this Agreement. Confidential and proprietary information shall not include, and the provisions of this paragraph shall not apply to, such information that generally becomes available to the public (other than as the result of disclosure by the recipient or its agents), is legally in the recipient's possession at the time of disclosure, or is received from a Third Party (not subject to any constraints on information use imposed upon that Third Party directly or indirectly by the Customer or the Consultant, as the case may be).

1.8      WORK PRODUCT

         Subject to the provisions of section 1.7 hereof, which shall be paramount, the work product of the Consultant resulting from the relationship hereunder (including without limitation, inventions, discoveries, improvements, ideas (whether or not written or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted), and whether generated alone or with others (the "Work Product"):

         (a) Shall, to the extent that it requires or is dependant upon the Customer's confidential or proprietary information, be the property of the Company; and otherwise,

         (b) shall be the property of the Consultant with a license, in favour of the Customer, to use the same for the benefit of the Customer's business and for the purpose for which such Work Product was intended.

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For greater certainty, no element or component of the Work Product shall be deemed to be a "work for hire" within the meaning of the copyright law of the United States of America, including the United States Copyright Law of 1996 unless the parties have so agreed in writing with respect to each such specific component or element.


                      ARTICLE 2 - GENERAL ADVISORY SERVICES

2.1      DESCRIPTION

         The Consultant either directly, or through Sub-Agents retained by the Consultant, shall provide the following services to the Customer:

         (a) The Consultant shall keep a watching brief on the information processing industry and, in particular, on the business, products (both marketed and in development), finances, plans and strategies of the Customer. To that end, the Consultant shall have access to one or more of the members of the Board of Directors of the Customer and to its senior officers and shall be entitled to full disclosure of all relevant matters pertaining to the Customer, subject to maintaining the Customer's confidential information in strictest confidence pursuant to Section 1.7 above;

         (b) The Consultant in its discretion from time to time shall provide to the Customer comments and analysis relating to the existing or potential marketing, product, and financial plans of the Customer as the Consultant may deem necessary or appropriate; and

         (c) The Consultant shall make it or its employees available from time to time at appropriate times to provide `sounding board' advice to the Customer on matters noted under section 2.1(b) as and when requested by the Customer. The Customer acknowledges that the Consultant's views obtained from the foregoing process are merely intended to be points of view for the Customer's evaluation, together with the Customer's own and other points of view, and that the Customer will ultimately be responsible for the consequences of the decisions drawn from all such points of view, and whether or not such decisions accord with the Consultant's point of view.

2.2      PROVISO

         The Customer acknowledges and agrees that the fees payable to the Consultant set out in sections 4.1(a) and 4.1(b) hereunder shall be fully earned by the Consultant as and by way of a stand-by fee and in order to provide the Customer with access to the Consultant's industry knowledge and expertise, on a general advisory basis initiated by the Customer. Nothing herein contained shall obligate the Consultant to initiate any particular advice to the Customer, nor to provide any particular warnings with respect to the Customer's conduct of its business, nor to identify any latent or obvious defects, deficiencies, or problems related thereto.

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                          ARTICLE 3 - SPECIFIC SERVICES

3.1      SPECIFIC SERVICES

         From time to time, it is anticipated that, utilizing the knowledge base built up under Article 2, the Consultant and the Customer shall negotiate and agree particular projects to be undertaken by the Consultant on behalf of the Customer and, in respect of each such project, the parties shall negotiate and agree the terms and conditions of such work and the remuneration therefor.


                            ARTICLE 4 - REMUNERATION

4.1      FEES

         For its services hereunder, the Consultant shall be paid:

         (a) a fully earned stand-by retainer fee of $600,000.00 ("US$") which earned fee for the Customer's cash flow purposes shall be due in 24 monthly instalments of $25,000.00 each, the first such installment being due on the 1st day of July, 1999, with subsequent installments being due on the 1st day of each consecutive month thereafter to and including the 1st day of June, 2001. In the event that the Customer fails to pay any installment within ten days of its due date, the entire remaining balance of the installments due under this subsection 4.1(a) shall be accelerated and be then immediately due and payable without further notice or demand; and

         (b) the Consultant shall be paid such further and other fees as may be negotiated between the parties from time to time with respect to the projects implemented pursuant to Article 3 hereof.

4.2      EXPENSES

         The Consultant shall be reimbursed for its reasonable out-of-pocket expenses incurred for the services provided hereunder and, in respect thereof, the Consultant may be provided with an agreed expense allowance, subject to reconciliation and accounting; provided that any single expense in excess of $3,000.00 shall be approved in advance by the Customer. If the Consultant is provided with an allowance on account of expenses, the Consultant shall account to the Customer semi-annually (or more or less frequently as may be mutually agreed) for its out-of-pocket expenses paid or incurred by it on behalf of the Customer in connection with the Consultant's duties hereunder. Such amounts shall be reconciled to the payments on account thereof made pursuant to this subsection. The parties agree to forthwith settle such reconciliation by payment by the Customer to the Consultant, or by refund from the Consultant to the Customer, as may be necessary to result in the compensation of the Consultant for out-of-pocket expenses actually incurred.

4.3      SALES TAXES

         In addition to the fees and expenses set out herein, the Customer shall pay any retail sales tax, value added tax, goods and services tax, or other ad valorum taxes which are properly payable by the Consultant, or properly collectible by the Customer, in respect of the fees and expenses paid to the Consultant under this Agreement. Nothing herein contained shall be

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         construed so as to oblige the Customer to pay income taxes on behalf of the Consultant on the revenue generated under this Agreement.


       ARTICLE 5 - RESPONSIBILITY, LIABILITIES AND EXCLUSIONS, INDEMNITIES

5.1      CONSULTANT'S LIABILITY

         The Consultant shall not be liable for any act or omission or negligence in the course of or connected with this Agreement except that the Consultant shall be liable and shall assume the entire responsibility for the Customer's losses, liabilities, expenses and disbursements, arising out of a breach of the Consultant's duties under this Agreement or in the course of or connected with rendering services hereunder to the Customer to the extent that the same are occasioned by the Consultant's wilful misconduct, fraudulent or criminal act, lack of good faith and the wilful misconduct, fraudulent or criminal act, or lack of good faith of any of its directors, officers or employees or Sub-Agents in rendering of such services.

5.2      CUSTOMER INDEMNITY

         The Customer agrees to indemnify and to hold the Consultant, and the Sub-Agents and their respective directors, officers, employees and agents harmless from and against any and all taxes (except income taxes), duties, charges, costs, expenses, damages, claims, actions, demands and liabilities which they, or any of them, may incur or become subject to, including legal costs and reasonable counsel fees, for or in respect of anything done by the Customer, or omitted to be done by the Customer in connection with this Agreement, except as referred to in paragraph 5.1.


                             ARTICLE 6 - AMENDMENTS

6.1      AMENDMENTS

         This Agreement may only be amended by the mutual written agreement of the Customer and the Consultant.


                             ARTICLE 7 - TERMINATION

7.1      NOTICE AND EFFECT

This Agreement will take effect as of July 1st, 1999 and shall continue in full force and effect until the 30th day of June 2001 (the "First Term") at which time this Agreement shall automatically be renewed for a term of 12 months, and so on from year to year unless terminated at the end of a particular term in accordance with this section 7.1. Either party to this Agreement on no less than 60 days written notice to the other may terminate this Agreement at the end of any particular term hereof.

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                            ARTICLE 8 - OTHER MATTERS

8.1      ASSIGNMENT

         Save as set out in Section 1.2, neither this Agreement nor any of the rights or obligations of either party under it, may be assigned or transferred to any other person without the express written consent of the other party.

8.2      ENUREMENT

         This Agreement shall extend to and enure to the benefit of and be binding upon the successors and permitted assigns of the Customer and the Consultant.

8.3      NON-WAIVER

         If either party fails to exercise, or delays in exercising any right under this Agreement, such failure or delay shall not constitute a waiver of such right.

8.4      LAW OF CONTRACT

         This Agreement shall be governed by the laws of the State of Minnesota and any dispute regarding it shall be resolved by the courts in that jurisdiction.

8.5      ADDITIONAL INTERPRETATION

         The division of this Agreement and articles, sections, and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All words herein importing gender shall be deemed to include the male, female and neuter genders and the singular number shall include the plural number and vice versa as the context requires.


                               ARTICLE 9 - NOTICE

9.1      NOTICE

         Any statement to be given by the Consultant to the Customer, notice of an audit, notice of termination, or any other notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be hand delivered or mailed during any period when normal postal services prevail or sent by facsimile, transmission confirmed, to the addresses for the parties set out in the recitals on page 1 of the parties to this Agreement.

         Any such notice shall be deemed to have been given, if hand delivered, upon delivery, or if mailed on the fifth postal delivery day following the day of mailing, or if sent by confirmed facsimile on the day of sending. Either party may change their address as set out above by giving written notice in accordance with this section.

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         IN WITNESS WHEREOF this Agreement has been signed by the parties hereto by their duly authorized signing officers.



                                 NICOLLETT PROCESS ENGINEERING, INC.

                                 PER:
                                     ------------------------------------
                                 NAME:
                                 TITLE:

                                 I have the authority to bind the corporation.

                                 TECHINSPIRATIONS, INC.

                                 PER:
                                     ------------------------------------
                                 NAME:     MANUEL PIETRA
                                 TITLE:    PRESIDENT

                                 I have the authority to bind the corporation.